Exhibit 99.1

Aerpio Announces Initiation of Dosing in a Phase 1a, Multiple-Ascending Dose

Study of AKB-4924, a Hypoxia-Inducible Factor-1 Alpha Stabilizer in

Development for Inflammatory Bowel Disease

CINCINNATI — (BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (OTCQB:ARPO), today announced the initiation of dosing in a Phase 1a, multiple-ascending dose study of the Company’s hypoxia-inducible factor-1 alpha (HIF-1 alpha) stabilizer, AKB-4924.

AKB-4924 is a once-daily, oral, gut-restricted HIF-1 alpha stabilizer that has been shown to improve disease indices in multiple models of inflammatory bowel disease (IBD). “Unlike other HIF stabilizers that mainly affect HIF-2 and stimulate erythropoiesis, AKB-4924 is unique in that it preferentially stabilizes HIF-1 alpha, which has a profound anti-inflammatory and mucosal healing effect. These properties make it an ideal candidate for the treatment of IBD,” said Kevin Peters, MD, Aerpio’s Chief Scientific Officer.

The aim of the current study is to evaluate the safety and tolerability of multiple daily doses of AKB-4924 in healthy volunteers. The single-center pharmacokinetic and safety study is expected to enroll 24 subjects into 3 dose cohorts, randomized 3:1 to receive either AKB-4924 or placebo orally once daily for 8 days.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB-9778, is a small molecule activator of the Tie2 pathway and is in clinical development for diabetic retinopathy. For more information please visit www.aerpio.com.

About AKB-4924

AKB-4924, a selective stabilizer of HIF-1 alpha, is being developed for the treatment of IBD. HIF-1 alpha is involved in mucosal wound healing and the reduction of inflammation in the gastrointestinal tract. We have completed a single ascending dose clinical trial of AKB-4924 in healthy volunteers to date.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timeline of, and other developmental plans for, AKB-4924 for inflammatory bowel disease or otherwise, the therapeutic potential of the Company’s product candidates, including AKB-4924, and the Company’s financial position. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-4924 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Contacts

Investors & Media:

Aerpio Pharmaceuticals, Inc.

Michael Rogers

Chief Financial Officer

mrogers@aerpio.com

or

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media:

Justin Jackson

jjackson@burnsmc.com

or

Investors:

Ami Bhavishi

abhavishi@burnsmc.com